Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Energy for a Clean Environment

Page 4: Choose a motor club that backs ethanol

OUR MISSION is to ***"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."***

Plan to celebrate at annual meeting

Golden Grain Energy will be celebrating 10 years of production at its annual membership meeting Feb. 16, 2015. The meeting will begin with registration and lunch at noon, with the meeting and program to begin at 1 p.m. The event will again be held at the Knights of Columbus Hall, 551 S. Taft St., Mason City.

Two board of directors seats will be voted on. The seats are currently held by Jim Boeding and Duane Lynch. Watch for proxy statements in early January for more details on board candidates and any other business to be conducted during the meeting.

Chief Operating Office Chad Kuhlers says Golden Grain Energy will also produce its billionth gallon of ethanol sometime in February. We believe that GGE will be the first single-location, farmer-owned facility to produce one billion gallons of ethanol.

From the Chairman

A Look Back at 2014

With the 2014 fiscal year closing out on record-setting profits, and the plant closing in on 10 years of production and our one-billionth gallon of ethanol produced, I am proud Golden Grain Energy has worked to be in a position to make a year like this possible. Golden Grain has always focused on increasing gallons of production per unit, and by doing so, we make each unit more profitable.

Golden Grain has also believed from the beginning that investment in the plant was a way for our farmer-owners to hedge against years when corn prices were low, and this year was the perfect example of how that investment pays off.

There were challenges in 2014, with restricted rail availability especially, but that same challenge also helped to drive the tighter inventories and higher margins that led to our record profits. The planned addition of more load-outs will help address the rail issues in the future with quicker turn-around of trains and more efficient processes for our employees. Our corn-to-ethanol conversion rate ranks with industry leaders, allowing us to squeeze as much as we can out of every bushel. We also are blessed with a great workforce dedicated to making the plant as profitable as they can.

Ultimately, if we look at the last 10 years, the difference we have made in our local economy — through salaries, corn purchased, utilities, dividends and more — is something that each and everyone one of us should be proud of.

Merry Christmas and may you have a prosperous New Year!

—Dave Sovereign
GGE Board Chairman

History of Golden Grain Energy distributions

$6.25 per unit total

Date Declared	Amount Per Unit
12/19/2005	$0.10
12/18/2006	$0.90
8/20/2007	$0.10
2/1/2008	$0.25
5/19/2008	$0.40
12/20/2010	$0.25
11/21/2011	$0.65
8/19/2013	$0.10
12/3/2013	$0.50
4/21/2014	$0.40
11/17/2014	$2.60

Record profits despite lower ethanol prices

It is with great pleasure that Golden Grain Energy can report record profits for its 10th year of operation which ended Oct. 31, 2014.

This feat is especially satisfying in the face of a number of challenges faced this year. Difficulty with rail logistics and reliability forced GGE to produce approximately 3% less ethanol than in 2013, and the average selling price for ethanol dropped by 7%. Still, GGE was able to make up the difference through a 37% decrease in corn price over 2013 to end the year with profits of $79.3 million or $3.99 per unit.

These profit levels allowed our investments in other ethanol facilities to also be higher in 2014 than historically seen. Due to the large amount of income generated we were also able to generate a large amount of cash and cash in marketable securities ending 2014 with more than $55.7 million in these cash and security accounts.

We also spent approximately $3.7 million on capital improvements in the plant including improvements to the syrup load-out system, railroad extension and improvements to our thermal oxidizer.

On Nov. 17, 2014 the board of directors declared a cash distribution of $2.60 per membership unit to the holders of Class A and Class B units of record at the close of business on Nov. 17, 2014, for a total distribution of $51,669,800. The distribution will be recorded in the Company's first quarter financial statements for the 2015 fiscal year and was paid to members on Dec. 10, 2014.

The complete 10-K has been filed and can be found on the SEC website or by following the investor link at www.ggecorn.com.

— ***Christy Marchand, CFO***
Golden Grain Energy

BALANCE SHEET	Oct. 31, 2014	Oct. 31, 2013
Current Assets	$70,279,557	$14,051,401
Total Assets	$167,557,815	$109,497,749
Current Liabilities	$7,791,972	$8,323,526
Long-term liabilities	$542,282	$3,285,499
Members Equity	$159,223,561	$97,888,724
Book Value per Unit	$8.01	$4.92

INCOME STATEMENT	Year Ended 10/31/2014	Year Ended 10/31/2013	Year Ended 10/31/2012
Revenues	$289,152,549	$350,721,175	$327,830,377
Gross Profit	$63,817,010	$12,706,511	$5,090,141
Equity in Net Income from Investments	$18,314,254	$5,055,518	$3,761,784
Net Income	$79,279,537	$14,183,028	$6,589,419
Net Income per Unit	$3.99	$0.69	$0.27
Distribution Paid	$0.90	$0.10	$0.65

Taxable income estimated at $4.32 per unit

GGE's tax preparers have computed an estimate of our taxable income for the calendar year 2014. As of now they are estimating $4.32 of taxable income per unit offset by $0.12 of domestic manufacturer's deduction per unit for a net taxable income for most of our members of $4.20. We anticipate filing in Iowa, Minnesota and Nebraska again this year and will need to add North Dakota and potentially Georgia as a filing state due to our investment in other facilities and the states in which they are required to file.

These estimates are contingent on the amount of income reported to us from our investments as well as final December financial results. K-1 forms will be mailed as soon as possible but likely not before the last week of February 2015.

Remember that the amount reported to you on your K-1 form (estimated at $4.32/unit) is what you will report on your tax return as taxable income. The distributions of $0.40 received in May 2014 and $2.60 received in December 2014 are not taxable to the majority of our members. Distributions from a partnership are considered a reduction of basis—not income.

If you have additional questions about the taxability of your GGE investment please see a tax advisor or call the GGE office at 641-423-8525.

Thank you from GGEPAC

The Golden Grain Energy PAC would like to thank members for their generous support of our work in educating and supporting elected officials in issues surrounding ethanol and renewable fuels.

Contributions made from Golden Grain members during the distribution this month totaled $25,880.

These funds are used in a variety of ways, including efforts such as the ACE Fly-In, scheduled for March 24-25, 2015, when ethanol supporters will fly to Washington, D.C. to speak with lawmakers about ethanol, renewable fuels, and the part they play in maintaining America's economy and energy independence.

Efforts continue to boost E-15 in Chicago, elsewhere

A Chicago city council committee earlier this month approved a bill that would require many fuel retailers in the city to offer E15 ethanol blends, though a vote by the entire council was delayed by at least a month. The proposed ordinance was backed by Prime the Pump, a 501(c)6 nonprofit organization formed in February 2014 to pool industry resources to expand E15 and higher ethanol blends by offering grants to interested retailers.

The deferral was expected, explained Prime the Pump Chairman Ray Defenbaugh, adding it will unfortunately give the oil industry's aggressive advertising campaign more time to try to influence public opinion. Prime the Pump has committed $10 million to pay for retailers' retrofit costs in the city. The ordinance would exempt small-volume retailers, marinas and any stations that would need to install new tanks.

Prime the Pump is focused on expanding E15 and higher blends through grants to retailers or organizations with promotional plans for the ethanol blends. With many state programs assisting individual retailers, primarily in the Midwest, Prime the Pump is aimed at retailers with high volumes and multiple locations. Retailers have to commit to a five-year program, E15 must be offered at all dispensers under the canopy, signage on the street must include E15 and retailers must agree to actively promoting the fuel.

RFS/RVO delay offers mixed message

The U.S. Environmental Protection Agency (EPA) announced in November it is delaying finalization of the 2014 Renewable Fuel Standard (RFS) Renewable Volume Obligations (RVO) until 2015. Bob Dinneen, president and CEO of the Renewable Fuels Association, released the following statement:

"Deciding not to decide is not a decision. Unfortunately, the announcement today perpetuates the uncertainty that has plagued the continued evolution of biofuels production and marketing for a year. Nevertheless, the Administration has taken a major step by walking away from a proposed rule that was wrong on the law, wrong on the market impacts, wrong for innovation, and wrong for consumers.

"Moreover, it is clear that one of the reasons we find ourselves in this position is that the oil industry has steadfastly refused to make the investments in infrastructure or allow their marketers to offer higher ethanol blends like E85 or E15. In the absence of their dogged efforts to undermine the RFS, this would be far simpler for EPA.

"The monopoly-protecting talking points of the oil industry notwithstanding, the RFS has been enormously successful. It has compelled competition in motor fuel markets, lowered consumer gasoline costs, and reduced the carbon footprint of transportation fuels. We look forward to working with the Administration to assure this critically important program is implemented consistent with congressional intent, to the benefit of consumers and with the goal of advancing the evolution of biofuels production and marketing.

"Refiners will continue to resist the competition from biofuels. The RFS must be allowed to be the market forcing mechanism it was designed to be. In the end, the verdict on today's announcement can only be made after a decision on a path forward for biofuels is identified."

- See more at: http://www.ethanolrfa.org/news/entry/rfs-announcement-a-cloud-of-uncertainty-with-a-silver-lining/#sthash.derYfM17.dpuf

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

Attention, snowbirds

If you are going out of state for the winter and want your address changed, please call the Golden Grain Energy office at 641-423-8525 to update your information.

Register now for 9th Iowa Renewable Fuels Summit

Network with renewable fuels advocates and business leaders at the 9th Annual Iowa Renewable Fuels Summit and Trade Show Jan. 27, 2015, at the Prairie Meadows Conference Center, Altoona, Iowa. Hosted by the Iowa Renewable Fuels Association (IRFA), the event will focus on the policy and politics of renewable energy – two areas that have a major influence on biofuels markets.

The IRFA is pleased to announce that Wesley Clark, retired four-star general, will give the industry keynote address on "American Ethanol and Energy Security." General Clark currently serves as co-chair of Growth Energy's board of directors. Prior to retirement from the U.S. Army, he served as NATO Supreme Allied Commander Europe.

Other highlights include:

Governor Terry Branstad (Invited) – *Leading the Nation in the Advancement of Renewable Fuels*

Energy Policy Outlook – *A discussion of the Renewable Fuel Standard, Farm Bill and Tax Policy*

U.S. Navy Rear Admiral (Ret.) Len Hering – *Securing the Nation's Energy Independence*

Political Outlook Panel – *How will energy policy shape the 2016 elections?*

Customer Choice with E15 – *Retailers share their experience and opportunities with E15*

Attendees can register to win door prizes, including two tickets to any NASCAR race of the winner's choice. The Summit is ***free*** and open to the public. Pre-registration is required. To register, go to: http://iowarfa.org/2015Summit.php.

Motor club backs ethanol, offers alternative to AAA

While AAA has made negative statements regarding ethanol, there is a motor club alternative that not only supports biofuels, but is offering a discount to members of ACE (American Coalition for Ethanol). AMCM Motor Club (www.amacm-online.com) offers benefits including towing/winching assistance, battery assistance, flat tire assistance, lock-out assistance, fuel and oil delivery, fluid and water delivery, hotel and travel discounts, a 5 percent cash back hotel program, $500 hit and run/theft reward, and more.

ACE members who sign up online can click on "We support biofuels" on the AMCM website to receive an additional $10 off. For additional information, see the brochure included in this newsletter.

GGE again sponsoring North Iowa Crop Fair

Golden Grain is one of the cosponsors of the North Iowa Crop Fair, says GGE executive vice president and commodity manager Curt Strong. The free event begins at 8:30 a.m. Feb. 12 at North Iowa Community College and will include presentations on the crop market outlook, farm transitions and succession planning, and an environmental update. Lunch is provided. Pre-registration is required; call Golden Grain at 641-423-8500 to sign up.